Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 2, 2023, relating to the financial statements of Lavoro Merger Sub II Limited (formerly known as TPB Acquisition Corporation I) as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2022, and the period from February 8, 2021 (inception) through December 31, 2021, appearing in Registration Statement No. 333-270791 on Amendment No. 1 to Form F-1.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

July 11, 2023